HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Silent Second Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 29.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,696
Total Outstanding Loan Balance	$354,699,814*	Min	Max
Average Loan Current Balance	$209,139	$31,838	$934,500
Weighted Average Original LTV	79.5%
Weighted Average Coupon	7.61%	5.38%	11.50%
Arm Weighted Average Coupon	7.60%
Fixed Weighted Average Coupon	7.74%
Weighted Average Margin	5.83%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	654
Weighted Average Age (Months)	4
% First Liens	100.0%
% Second Liens	0.0%
% Arms	92.6%
% Fixed	07.4%
% of Loans with Mortgage Insurance	0.0%

*

Silent Second loans will be approximately [$365,000,000] of the total [$850,000,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.38 - 5.50	3	951,095	0.3	5.41	80.0	660
5.51 - 6.00	38	10,600,912	3.0	5.82	79.6	666
6.01 - 6.50	75	18,201,288	5.1	6.34	79.1	663
6.51 - 7.00	252	63,374,930	17.9	6.83	79.1	667
7.01 - 7.50	339	74,361,845	21.0	7.30	79.2	659
7.51 - 8.00	443	90,402,929	25.5	7.78	79.5	650
8.01 - 8.50	266	49,091,091	13.8	8.27	79.8	647
8.51 - 9.00	171	30,353,969	8.6	8.76	80.1	642
9.01 - 9.50	63	9,083,236	2.6	9.23	80.8	642
9.51 - 10.00	32	6,145,838	1.7	9.76	79.5	644
10.01 - 10.50	7	1,488,722	0.4	10.30	84.8	574
10.51 - 11.00	4	371,851	0.1	10.80	82.5	619
11.01 - 11.50	3	272,108	0.1	11.41	87.4	535
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
500 - 500	1	74,882	0.0	9.25	80.0	500
501 - 525	4	684,545	0.2	9.77	74.6	514
526 - 550	13	1,447,936	0.4	9.81	79.6	541
551 - 575	20	2,735,095	0.8	8.71	82.2	563
576 - 600	230	36,163,339	10.2	8.03	80.1	590
601 - 625	335	61,051,923	17.2	7.57	79.3	613
626 - 650	385	80,091,753	22.6	7.57	79.5	639
651 - 675	302	73,740,019	20.8	7.57	79.2	662
676 - 700	173	41,126,091	11.6	7.52	79.3	688
701 - 725	116	27,323,003	7.7	7.48	79.5	713
726 - 750	67	17,858,727	5.0	7.38	80.1	735
751 - 775	26	6,176,031	1.7	7.41	79.4	762
776 - 800	19	4,753,397	1.3	7.13	80.8	789
801 - 812	5	1,473,074	0.4	7.76	77.9	807
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
31,837 - 50,000	9	408,958	0.1	9.34	80.6	643
50,001 - 100,000	243	19,924,731	5.6	8.14	79.4	627
100,001 - 150,000	447	55,085,630	15.5	7.80	79.7	639
150,001 - 200,000	317	54,988,935	15.5	7.67	79.7	646
200,001 - 250,000	197	43,833,702	12.4	7.57	79.0	654
250,001 - 300,000	137	37,601,527	10.6	7.56	79.5	661
300,001 - 350,000	107	34,528,249	9.7	7.58	79.6	665
350,001 - 400,000	88	32,722,088	9.2	7.35	79.7	661
400,001 - 450,000	52	22,007,888	6.2	7.55	79.4	669
450,001 - 500,000	44	20,947,211	5.9	7.43	78.9	674
500,001 - 550,000	22	11,508,053	3.2	7.58	79.8	657
550,001 - 600,000	15	8,626,417	2.4	7.38	80.0	668
600,001 - 650,000	8	4,964,599	1.4	6.76	79.7	674
650,001 - 700,000	3	2,059,405	0.6	7.39	77.0	627
700,001 - 750,000	4	2,950,342	0.8	7.81	84.6	669
750,001 - 800,000	1	795,737	0.2	7.50	80.0	657
800,001 - 850,000	1	811,844	0.2	7.53	75.0	693
900,001 - 934,500	1	934,500	0.3	7.25	70.0	655
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
58.35 - 60.00	1	255,000	0.1	7.99	58.4	680
60.01 - 65.00	5	629,495	0.2	7.18	63.5	600
65.01 - 70.00	21	5,208,413	1.5	7.55	69.7	650
70.01 - 75.00	164	34,051,014	9.6	7.34	74.8	652
75.01 - 80.00	1,440	301,351,765	85.0	7.62	80.0	655
80.01 - 85.00	31	8,600,170	2.4	7.68	84.7	663
85.01 - 90.00	33	4,529,143	1.3	8.86	89.9	626
90.01 - 91.46	1	74,813	0.0	9.55	91.5	639
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	357	69,504,240	19.6	8.02	79.5	653
0.50	5	460,204	0.1	8.86	80.9	623
1.00	76	19,499,481	5.5	7.83	79.7	672
2.00	844	183,134,394	51.6	7.47	79.9	653
3.00	414	82,101,494	23.1	7.52	78.6	655
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	984	185,884,420	52.4	7.38	79.3	634
Reduced	537	123,345,465	34.8	7.84	80.0	676
Stated Income / Stated Assets	174	45,099,113	12.7	7.91	79.1	677
No Income / No Assets	1	370,816	0.1	8.33	80.0	644
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,606	336,982,053	95.0	7.58	79.5	652
Second Home	6	1,270,943	0.4	8.14	79.5	718
Investor	84	16,446,817	4.6	8.15	79.6	691
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	309	113,564,871	32.0	7.31	79.3	669
Florida	184	35,989,814	10.1	7.68	79.7	661
Illinois	112	20,530,550	5.8	7.95	80.1	657
Nevada	75	17,687,311	5.0	7.52	78.9	656
Arizona	65	14,353,391	4.0	7.57	79.8	646
Washington	65	13,513,260	3.8	7.30	79.3	656
Colorado	73	12,828,996	3.6	7.38	79.2	636
Texas	86	10,618,383	3.0	7.91	80.1	637
Ohio	73	10,323,699	2.9	7.94	80.5	631
Georgia	64	9,489,344	2.7	7.79	79.5	627
Oregon	45	9,372,797	2.6	7.55	79.6	655
Maryland	33	8,759,928	2.5	8.08	78.9	650
Michigan	59	7,396,382	2.1	8.13	80.7	626
Virginia	29	6,716,229	1.9	7.84	79.9	640
Pennsylvania	35	5,702,101	1.6	7.94	79.1	639
Other	389	57,852,758	16.3	7.86	79.5	645
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,343	278,266,495	78.5	7.62	79.7	658
Refinance - Rate Term	80	17,698,201	5.0	7.48	78.2	638
Refinance - Cashout	273	58,735,118	16.6	7.59	79.1	643
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	832	174,030,587	49.1	7.58	80.0	655
Arm 2/28 - Balloon 40/30	312	68,682,766	19.4	7.70	79.8	649
Arm 2/28 - Dual 40/30	29	10,670,445	3.0	7.54	79.5	668
Arm 3/27	136	28,138,766	7.9	7.69	79.8	669
Arm 3/27 - Balloon 40/30	16	2,899,290	0.8	7.36	79.2	636
Arm 3/27 - Balloon 45/30	174	39,943,577	11.3	7.52	76.9	655
Arm 5/25	13	2,504,076	0.7	7.24	80.7	680
Arm 5/25 - Balloon 40/30	1	117,474	0.0	7.25	80.0	718
Arm 5/25 - Balloon 45/30	3	1,197,335	0.3	6.95	76.5	645
Arm 6 Month	1	115,850	0.0	8.20	80.0	585
Fixed Balloon 30/15	1	116,073	0.0	7.98	80.0	632
Fixed Balloon 40/30	16	2,897,564	0.8	8.03	79.4	655
Fixed Balloon 45/30	70	10,416,375	2.9	7.70	78.7	632
Fixed Rate	92	12,969,637	3.7	7.71	79.4	645
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,265	262,026,674	73.9	7.61	79.5	653
PUD	203	45,391,462	12.8	7.47	79.5	647
Condo	136	25,233,383	7.1	7.73	79.6	661
2 Family	70	16,253,412	4.6	7.83	80.2	672
3-4 Family	22	5,794,883	1.6	7.76	78.9	694
Total:	1,696	354,699,814	100.0	7.61	79.5	654

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	57	12,590,352	3.8	7.69	80.0	690
4.01 - 4.50	33	7,977,778	2.4	7.04	79.8	674
4.51 - 5.00	104	20,711,286	6.3	7.48	79.6	657
5.01 - 5.50	338	77,194,416	23.5	7.52	79.6	661
5.51 - 6.00	338	77,424,422	23.6	7.25	79.4	657
6.01 - 6.50	246	50,332,915	15.3	7.55	79.4	656
6.51 - 7.00	251	54,177,266	16.5	7.93	79.5	644
7.01 - 7.50	93	16,776,359	5.1	8.18	79.1	639
7.51 - 8.00	40	8,289,455	2.5	8.58	79.1	637
8.01 - 8.50	11	1,497,035	0.5	8.87	82.0	605
8.51 - 9.00	3	423,155	0.1	10.25	83.9	585
9.01 - 10.15	3	905,727	0.3	10.42	89.4	580
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 - 6	1	115,850	0.0	8.20	80.0	585
10 - 12	5	1,795,878	0.5	6.26	77.1	641
13 - 15	127	26,179,351	8.0	6.55	80.4	661
16 - 18	66	19,076,208	5.8	7.26	79.0	663
19 - 21	513	114,694,452	34.9	7.70	80.0	651
22 - 24	462	91,637,909	27.9	7.90	79.9	654
25 - 27	15	3,612,718	1.1	7.10	78.6	673
28 - 30	2	846,987	0.3	7.47	80.0	650
31 - 33	97	21,194,553	6.5	7.66	79.9	674
34 - 36	212	45,327,375	13.8	7.58	77.3	652
37 >=	17	3,818,884	1.2	7.15	79.4	670
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.22 - 11.50	7	2,216,265	0.7	5.98	80.0	685
11.51 - 12.00	65	19,067,663	5.8	6.31	79.8	667
12.01 - 12.50	89	21,434,333	6.5	6.66	79.4	660
12.51 - 13.00	219	54,033,890	16.5	6.98	79.0	663
13.01 - 13.50	269	60,883,710	18.5	7.37	79.2	659
13.51 - 14.00	361	79,622,577	24.3	7.79	79.7	653
14.01 - 14.50	222	41,523,658	12.6	8.10	79.6	649
14.51 - 15.00	133	23,318,380	7.1	8.46	79.6	651
15.01 - 15.50	66	12,265,625	3.7	8.71	80.6	650
15.51 - 16.00	53	9,376,336	2.9	9.22	80.5	648
16.01 - 16.50	19	2,872,651	0.9	9.75	83.8	604
16.51 - 17.00	8	1,276,863	0.4	9.99	75.7	581
17.01 - 17.50	4	271,422	0.1	10.69	86.5	549
17.51 - 17.80	2	136,794	0.0	10.63	86.9	578
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.75 - 5.50	15	4,066,082	1.2	6.69	80.0	656
5.51 - 6.00	57	15,547,172	4.7	6.38	80.0	670
6.01 - 6.50	70	16,380,177	5.0	6.40	79.2	663
6.51 - 7.00	237	60,895,227	18.5	6.86	79.1	667
7.01 - 7.50	293	66,820,850	20.4	7.31	79.1	659
7.51 - 8.00	370	78,017,037	23.8	7.78	79.5	651
8.01 - 8.50	229	42,832,906	13.0	8.27	79.8	648
8.51 - 9.00	150	28,073,573	8.6	8.77	80.3	644
9.01 - 9.50	55	7,996,797	2.4	9.24	81.0	641
9.51 - 10.00	27	5,537,664	1.7	9.75	79.3	646
10.01 - 10.50	7	1,488,722	0.5	10.30	84.8	574
10.51 - 11.00	4	371,851	0.1	10.80	82.5	619
11.01 - 11.50	3	272,108	0.1	11.41	87.4	535
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	2	275,574	0.1	7.74	80.0	628
1.50	10	2,571,285	0.8	7.34	80.0	640
2.00	143	36,295,698	11.1	7.60	79.1	658
3.00	1,362	289,157,608	88.1	7.60	79.6	655
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,415	302,619,901	92.2	7.60	79.5	654
1.50	46	9,633,500	2.9	7.58	80.2	655
2.00	56	16,046,764	4.9	7.62	79.2	688
Total:	1,517	328,300,165	100.0	7.60	79.5	655

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,312	251,612,166	70.9	7.71	79.3	651
24	1	196,835	0.1	6.80	80.0	653
60	380	102,096,066	28.8	7.37	79.9	663
120	3	794,747	0.2	6.49	80.0	641
Total:	1,696	354,699,814	100.0	7.61	79.5	654